Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP 222 Berkeley St Suite 2000 Boston, MA 02116 +1-617-880-1800 orrick.com

July 14, 2026

Ionetix Corporation

3130 Sovereign Drive

Lansing, MI 48911

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Ionetix Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 11,604,631 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock” and such shares, the “Shares”), reserved for issuance pursuant to the Ionetix Corporation Amended and Restated 2010 Equity Compensation Plan (the “2010 Plan”), the Ionetix Corporation 2016 Equity Incentive Plan (the “2016 Plan”) and the Ionetix Corporation 2026 Equity Incentive Plan (the “2026 Plan” and together with the 2010 Plan and the 2016 Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement; (ii) the Restated Certificate of Incorporation of the Company, as restated through the date hereof; (iii) the Amended and Restated Bylaws of the Company, as amended and restated through the date hereof; (iv) the Plans; and (v) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary or appropriate as a basis for our opinion set forth below.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Ionetix Corporation

July 14, 2026

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the terms of the Plans have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
Orrick, Herrington & Sutcliffe LLP